Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2017 RESULTS

HOUSTON, May 10, 2017 - Seitel, Inc., a leading provider of onshore seismic data to the oil and gas industry in North America, today reported results for the first quarter ended March 31, 2017.

First Quarter Highlights -

•	Total revenue was $20.6 million compared to $12.0 million in Q1 2016.

•	Cash resales totaled $14.0 million compared to $2.7 million in Q1 2016.

•	Cash flows from operating activities were $14.1 million compared to $10.7 million in Q1 2016.

•	Cash EBITDA was $8.9 million compared to $(1.8) million in Q1 2016.

•	Net loss was $13.4 million compared to a net loss of $13.9 million in Q1 2016.

“Cash resales of $14.0 million in the first quarter of 2017 showed a marked improvement over the first quarter of last year," commented Rob Monson, president and chief executive officer. “We benefited from the increase in capital spending by E&P companies as they have gained confidence in their cash flow outlook and have begun to increase spending on drilling and completing new wells. The North America land market continues to strengthen, especially in the Permian and Eagle Ford unconventional plays, which is where a significant portion of our seismic data is located.”
Total revenue for the first quarter of 2017 was $20.6 million, consisting of acquisition underwriting revenue of $6.9 million, resale licensing revenue of $13.2 million and solutions and other revenue of $0.5 million. This compares to total revenue of $12.0 million in the first quarter of 2016, consisting of acquisition underwriting revenue of $5.0 million, resale licensing revenue of $6.5 million and solutions and other revenue of $0.5 million. The increase in total revenue between quarters was primarily due to higher resale licensing revenue. Cash resales, a component of resale licensing revenue, were $14.0 million in the first quarter of 2017 compared to cash resales of $2.7 million in the first quarter of 2016.

Our net loss was $13.4 million for the first quarter of 2017 compared to $13.9 million for the first quarter of 2016. The decrease in the loss between quarters was primarily due to higher revenues, partially offset by higher amortization on our seismic data library and lower income tax benefit.

Cash flows from operating activities were $14.1 million in the first quarter of 2017 compared to $10.7 million in the first quarter of 2016. The increase between the periods was primarily due to increased collections of cash resales in the first quarter of 2017 resulting from higher levels of cash resale activity in the fourth quarter of 2016 and first quarter of 2017, partially offset by payments of 2016 annual incentive compensation made in 2017 and lower collections of acquisition underwriting revenue as a result of invoice timing.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and various non-routine items), was $8.9 million in the first quarter of 2017 compared to $(1.8) million in the same period last year. The increase between periods was primarily the result of higher cash resales.

Selling, general and administrative (“SG&A”) expenses were $5.6 million in the first quarter of 2017 compared to $6.0 million in the first quarter of last year. The decrease between the quarterly periods was primarily due to a $0.9 million decrease in non-routine costs partially offset by a $0.6 million increase in routine overhead costs. Non-routine costs in the first quarter of 2016 included $0.9 million in termination benefits related to headcount reductions; no such charges were incurred in 2017. The increase in routine overhead costs of $0.6 million was mainly due to an increase in variable compensation, consisting of commissions and annual incentive compensation, resulting from higher revenue and Cash EBITDA in the first quarter of 2017.

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In the first quarter of 2017, our net cash capital expenditures totaled $3.7 million. Gross capital expenditures were $10.8 million, of which $7.4 million related to new data acquisition projects primarily located in the Eagle Ford/Woodbine and Louisiana Cotton Valley areas in the U.S. and in the Montney area in Canada. Our current backlog of capital expenditures related to new data acquisition projects is $11.2 million, of which we have obtained cash underwriting of $10.3 million. We expect the majority of the work on these projects to occur in 2017.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss first quarter results for 2017 on Thursday, May 11, 2017 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 81942127. A replay of the call will be available until May 18, 2017 by dialing 800-585-8367, Conference ID 81942127, and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in approximately 45,800 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel has also expanded into Mexico through reprocessing existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, but represent our present belief, based on our current expectations and assumptions, with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance or project future results based on such forward-looking statements or present or prior earnings levels. Except as required by applicable law, we disclaim any duty to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

INFORMATION RELATED TO FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as cash EBITDA and net cash capital expenditures, provide useful supplemental information to investors regarding the company’s operating and financial performance and are useful for period-over-period comparisons. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Non-GAAP financial measures included in this press release are cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$64,251	$55,997
Receivables, net	25,417	26,094
Net seismic data library	105,162	115,922
Net property and equipment	1,659	1,709
Prepaid expenses, deferred charges and other	2,079	1,762
Intangible assets, net	900	1,418
Goodwill	182,599	182,012
Deferred income taxes	292	257
TOTAL ASSETS	$382,359	$385,171

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$24,786	$17,007
Income taxes payable	714	620
Senior Notes	247,167	246,857
Obligations under capital leases	1,469	1,510
Deferred revenue	18,078	15,904
Deferred income taxes	1,645	2,214
TOTAL LIABILITIES	293,859	284,112

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,580	400,582
Retained deficit	(296,569)	(283,190)
Accumulated other comprehensive loss	(15,511)	(16,333)
TOTAL STOCKHOLDER’S EQUITY	88,500	101,059
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$382,359	$385,171

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2017	2016

REVENUE	$20,595	$11,950

EXPENSES:
Depreciation and amortization	22,263	15,101
Cost of sales	10	22
Selling, general and administrative	5,646	5,959
	27,919	21,082

LOSS FROM OPERATIONS	(7,324)	(9,132)

Interest expense, net	(6,210)	(6,356)
Foreign currency exchange gains (losses)	(51)	173
Other income	—	6

Loss before income taxes	(13,585)	(15,309)
Benefit for income taxes	(206)	(1,445)

NET LOSS	$(13,379)	$(13,864)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $14.0 million in the first quarter of 2017 compared to $2.7 million in the first quarter of 2016.

The following table summarizes the components of Seitel's revenue (in thousands):

	Three Months Ended March 31,
	2017	2016
Total acquisition underwriting revenue	$6,913	$4,952

Resale licensing revenue:
Cash resales	14,021	2,698
Non-monetary exchanges	250	222
Revenue recognition adjustments	(1,076)	3,534
Total resale licensing revenue	13,195	6,454

Total seismic revenue	20,108	11,406

Solutions and other	487	544
Total revenue	$20,595	$11,950

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Three Months Ended March 31,
	2017	2016
Cash EBITDA	$8,850	$(1,771)
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	6,874	4,951
Revenue recognition adjustments from contracts payable in cash	(1,076)	3,756
Severance and other non-routine costs	—	(946)
Interest expense, net	(6,210)	(6,356)
Amortization of deferred financing costs	310	318
Current income tax expense	(406)	—
Changes in operating working capital	5,792	10,737
Net cash provided by operating activities	$14,134	$10,689

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the three months ended March 31, 2017 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

Three Months Ended March 31, 2017
New data acquisition	$7,423
Cash purchases and data processing	2,998
Non-monetary exchanges	250
Property and equipment	136
Total capital expenditures	10,807
Less:
Non-monetary exchanges	(250)
Cash underwriting revenue	(6,874)
Net cash capital expenditures	$3,683

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